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EXHIBIT 99B4
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COMBINED STATEMENTS OF                           U S WEST MEDIA GROUP
CASH FLOWS (UNAUDITED)
                                                   Nine Months Ended
                                                       September 30,
In millions                                            1996     1995
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
OPERATING ACTIVITIES
 Net income                                             $10      $69
 Adjustments to net income:
  Depreciation and amortization                         216      181
  Equity losses in unconsolidated ventures              223      128
  Deferred income taxes                                 (57)     (28)
  Provision for uncollectibles                           46       37
 Changes in operating assets and liabilities:
   Accounts and notes receivable                       (115)     (52)
   Deferred directory costs, prepaid and other            5      (18)
   Accounts payable and accrued liabilities              45      107
 Other - net                                             47       40
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Cash provided by operating activities                   420      464
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment        (361)    (240)
 Investment in international ventures                  (227)    (576)
 Cash (to) from investment in assets held for sale      176     (108)
 Other - net                                            (41)    (269)
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Cash (used for) investing activities                   (453)  (1,193)
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FINANCING ACTIVITIES
 Net proceeds from issuances of short-term debt          (8)     323
 Repayments of long-term debt                          (283)    (384)
 Proceeds from issuance of trust originated
  preferred securities - net                             -       581
 Proceeds from issuance of long-term debt               330       -
 Proceeds from issuance of common stock                  31      104
 Preferred dividends paid                                (3)      (3)
 Advance from Communications Group                       -       105
 Purchase of treasury stock                              -       (63)
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Cash provided by financing activities                    67      663
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CASH AND CASH EQUIVALENTS
 Increase (Decrease)                                     34      (66)
 Beginning balance                                       20       93
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Ending balance                                          $54      $27
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Note: Certain reclassifications within the financial statements have made to conform to the current year presentation.
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